                                                                     EXHIBIT 3.9


                                BAMBOO.COM, INC.

                         SERIES C REDEEMABLE PREFERRED

                            STOCK PURCHASE AGREEMENT

                                 June 11, 1999

EXHIBITS
--------
Exhibit A    Schedule of Investors
Exhibit B    Second Amended and Restated Certificate of Incorporation
Exhibit C    Schedule of Exceptions
Exhibit D    Opinion Letter of Counsel (Wilson Sonsini Goodrich & Rosati)
Exhibit D-1  Opinion Letter of Counsel (Beard, Winter)
Exhibit E    Investors Rights Agreement

                               BAMBOO.COM, INC.

             SERIES C REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT

     THIS SERIES C REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 11th day of June, 1999, by and among BAMBOO.COM, INC., a Delaware corporation (the "Company"), and those persons and entities set forth in the Schedule of Investors attached hereto as Exhibit A (each an
                                                      ---------
"Investor" and collectively the "Investors").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Purchase and Sale of Stock.
          --------------------------

          1.1 The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined in Section 1.3 below) an Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B ( the "Second Restated Certificate").
   ---------

          1.2 Subject to the terms and conditions of this Agreement, each Investor severally (and not jointly) agrees to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, that number of shares (a) of the Company's Series C Redeemable Preferred Stock, and (b) the Company's Common Stock (collectively, the "Shares"), which are set forth opposite such Investor's name in the Schedule of Investors attached hereto as Exhibit A at a total aggregate purchase price of $11,000,000.00 (the "Purchase Price").

          1.3 The purchase and sale of the Shares shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at 3:00 P. M., on June 11 1999, or at such other time and place as the Company and the Investors mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to the Investors (or, at the election of an Investor, to such Investor's nominee) certificates representing the Shares to be purchased by that Investor at the Closing against delivery to the Company by that Investor of a wire transfer or a check in the amount of the purchase price set forth opposite such Investor's name on Exhibit A hereto payable to the Company's order.

     2.   Representations and Warranties of the Company.  The Company hereby
          ---------------------------------------------
represents and warrants to each Investor that, as of the Closing, except as set forth on a Schedule of Exceptions attached hereto as Exhibit C (the "Schedule
                                                     ---------
of Exceptions"):

          2.1  Organization, Good Standing and Qualification. The Company is a
               ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted by it, and to enter and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          2.2    Capitalization and Voting Rights. The authorized capital of the
                 --------------------------------
Company consists, or will consist prior to the Closing, of:

                 (a) 2,557,130 shares of Preferred Stock (the "Preferred Stock"), (i) 231,250 of which shares have been designated Series A Preferred Stock and of which 231,250 are outstanding prior to Closing, (ii) 2,324,780 of which shares have been designated Series B Preferred Stock and of which 2,324,774 are outstanding prior to Closing and (iii) 1,100 of which shares have been designated Series C Redeemable Preferred Stock none of which is outstanding prior to Closing. The rights, preferences, privileges and restrictions of the Preferred Stock will be as stated in the Second Restated Certificate.

                 (b) 2,650,548 shares of Class B Common Stock, of which 2,650,548 shares are outstanding prior to Closing.

                 (c) 10,000,000 shares of Common Stock (the "Common Stock") of which 198,000 shares are issued and outstanding. In addition, 446,725 shares of Common Stock will be sold pursuant to this Agreement.

                 (d) 2,421,212 shares of Common Stock reserved for issuance under the Company's 1998 Employee, Director and Consultant Stock Plan (the "1998 Stock Plan"), of which 2,131,013 shares are issuable upon the exercise of outstanding options and 82,199 shares remain available for future issuance.

                 (e) Warrants exercisable for up to 100,000 shares of Common Stock.

                 (f) Except for (A) the conversion privileges of the Preferred Stock; (B) options that are currently outstanding to purchase up to 2,131,013 shares of Common Stock; (C) 82,199 shares of Common Stock reserved for future issuance pursuant to the Company's 1998 Stock Plan pursuant to approval by the Company's Board of Directors; (D) warrants issued by the Company to purchase 100,000 shares of Common Stock; and (E) the rights set forth in the Company's Investors' Rights Agreement dated as of March 12, 1999 (the "Investors Rights Agreement"), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3    Subsidiaries.  The Company does not presently own or control,
                 ------------
directly or indirectly, any interest in any other corporation, association, or other business entity.

          2.4    Authorization.  All corporate action on the part of the
                 -------------
Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement, (ii) the performance of all obligations of the Company hereunder and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement and the Ancillary Agreements each constitute a valid and legally binding obligation of the Company, enforceable in accordance with its respective terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, or by general equitable principles.

          2.5    Valid Issuance of Preferred and Common Stock.
                 --------------------------------------------

                 (a) The Shares to be issued, sold and delivered to the Investors hereunder, when so issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of each Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

                 (b) The outstanding shares of Common Stock of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

          2.6    Governmental Consents. No consent, approval, order or
                 ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for any filings pursuant to state and federal securities laws, all of which filings will be effected in a timely manner. The Company has received all material licenses, permits, orders or approvals from governmental bodies required for the conduct of its business as currently conducted.

          2.7    Conflict of Interest.  The Company and its executive officers
                 --------------------
have no interest (other than as holders of securities of a publicly-traded company), either directly or indirectly, in any entity, including, without limitation thereto, any corporation, partnership, joint venture, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged; (ii) is a supplier, customer, or creditor of the Company, or has an existing contractual relationship with any of the Company's managing employees; (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible, that is necessary or desirable for the conduct of the Company's business.

          2.8    Litigation.  There is no action, suit, proceeding or
                 ----------
investigation pending or, to the Company's knowledge, currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor, to the Company's knowledge, is there any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, officers, or directors, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or other governmental judicial body. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

          2.9    Proprietary Information Agreements. Each key or technical
                 ----------------------------------
employee and officer of the Company has executed an Employment, Confidential Information and Inventions Assignment Agreement. The Company, after reasonable investigation, is not aware that any of its employees are in violation thereof.

          2.10   Patents and Trademarks.  The Company has sufficient title and
                 ----------------------
ownership of, or full right to use, all technology, patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary to enable the Company to conduct its business as now conducted and, to the Company's knowledge, without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, liens, encumbrances or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, liens, encumbrances or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.
The Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how, inventions, designs, processes and technical data required to conduct its business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of their best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not reasonably believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) created prior to their employment by the Company and which have not been assigned to the Company.

          2.11   Compliance with Other Instruments. The Company is not in
                 ---------------------------------
violation or default of any provisions of its Certificate of Incorporation or Bylaws, any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound. To its knowledge, the Company is not in violation of any provision of federal or state statute, rule or regulation applicable to the Company, the violation or default of which, as the case may be, would have a material adverse effect upon the business of the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company, where the violation or default or the creation of such lien, charge or encumbrance would have a material adverse effect upon the business of the Company.

          2.12   Agreements; Action.
                 ------------------

                 (a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $20,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services or indemnification by the Company with respect to infringements of proprietary rights.

                 (b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $20,000 or, in the case of indebtedness and/or liabilities individually less than $20,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

                 (c) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                 (d) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation or Bylaws, which adversely affects its business, properties or financial condition.

                 (e) The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company on a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

          2.13   Registration Rights. Except as provided in the Investors'
                 -------------------
Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

          2.14   Title to Property and Assets. The Company owns or has rights to
                 ----------------------------
utilize all such assets, tangible or intangible, necessary for it to operate its business and to utilize such assets as they are utilized as of the date of this Agreement. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          2.15   Employee Benefit Plans.  The Company does not have any Employee
                 ----------------------
Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

          2.16   Tax Returns, Payments and Elections. The Company has filed all
                 -----------------------------------
tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets.

          2.17   Insurance.  The Company has in full force and effect fire and
                 ---------
casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its tangible properties that might be damaged or destroyed.

          2.18   Year 2000 Compatibility
                 -----------------------

                 (a) All of the Company's products (including products currently under development) are able to record, store, process and calculate and present calendar dates falling on and after January 1, 2000, and are able to calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products are able to record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant").

                 (b) All of the Company's material products lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

                 (c) All of the Company's internal computer systems, including without limitation, its accounting systems, are Year 2000 Compliant.

          2.19   Financial Statements.  The financial statements previously
                 --------------------
delivered to the Investors, together with the notes thereto (the "Financial Statements"), (i) are complete and correct in all material respects, (ii) are in accordance with the Company's books and records, (iii) present fairly its financial position as of the dates and for the periods indicated therein, subject, in the case of unaudited Financial Statements, to normal year-end adjustments, and (iv) have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods indicated, subject to normal year end adjustments and the absence of footnotes. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          2.20   Changes.  Since June 1, 1999, there has not been:
                 -------

                 (a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse.

                 (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

                 (c) any waiver by the Company of a valuable right or of a material debt owed to it;

                 (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company as such business is presently conducted and as it is proposed to be conducted);

                 (e) any change or amendment to a contract or arrangement by which the Company or any of its assets or properties is bound or subject which is material to the business or finances of the Company;

                 (f) any material change in any compensation arrangement or agreement with any employee;

                 (g) any loans made by the Company to its employees, officers or directors other than travel advances made in the ordinary course of business; or

                 (h) to the Company's knowledge after reasonable inquiry, any other event or condition of any character which might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted).

          2.21   Corporate Documents.  The Certificate of Incorporation (prior
                 -------------------
to the filing of the Second Restated Certificate) and Bylaws of the Company are in the form provided to counsel for the Investors. The minute books of the Company provided to special counsel to the Investors contain a complete summary of all meetings and unanimous written consents of directors and all meetings and written consents of stockholders since the time of incorporation.

          2.22   Labor Agreements and Actions.  The Company is not bound by or
                 ----------------------------
subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organizing activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and, to the best of the Company's knowledge, each employee of the Company is terminable at the will of the Company. To the Company's knowledge, no employee is in violation of the terms of any employment agreement, proprietary information agreement, noncompetition agreement or any other agreement relating to such employee's relationship with any previous employer. The Company has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes.

          2.23   Section 83(b) Elections.  To the best of the Company's
                 -----------------------
knowledge, all elections and notices required by Section 83(b) of the Internal Revenue Code and any analogous provisions of applicable state tax laws have been made in a timely fashion with respect to individuals who have purchased shares of the Company's Common Stock.

          2.24   Environmental and Safety Laws.  To its knowledge after
                 -----------------------------
reasonable inquiry, the Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws, or in any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. The Company is not aware of, nor has the Company received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

     To its knowledge after reasonable inquiry, no Hazardous Material has been incorporated in, used on, stored on or under, released from, treated on, transported to or from, or disposed of on or from any property owned or leased by the Company such that, under Applicable Environmental Laws (i) any such Hazardous Material would be required to be removed, cleaned-up or remediated before the property could be altered, renovated, demolished or transferred, or
(ii) the owner or lessee of the property could be subjected to liability for the removal, clean-up or remediation of such Hazardous Material; and the Company has not received any notification from any governmental bodies or other third parties relating to Hazardous Material on or affecting any property owned or leased by the Company or relating to any potential or known liability under Applicable Environmental Laws arising from the ownership or leasing of any property.

     For the purposes of this Section 2.25, the following terms shall apply:

     "Applicable Environmental Law" shall mean CERCLA, RCRA, the Federal Water
      ----------------------------
Pollution Control Act, 33 U.S.C. (S)(S) 1261 et seq., the Clean Air Act, 42
                                             -- ---
U.S.C. (S)(S) 7401 et seq., any similar provisions of state or local law in the
                   -- ---
jurisdictions where the properties of the Company are located and the regulations thereunder and any other local, state and/or federal laws or regulations, whether currently in existence or hereafter enacted, that govern:

     (a)  the existence, cleanup and/or remedy of contamination on property;

     (b) the protection of the environment from spilled, deposited or otherwise emplaced contamination;

     (c)  the control of hazardous wastes; or

     (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, including building materials.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation
      ------
and Liability Act, 42 U.S.C. (S)(S) 6901 et seq.
                                         -- ---

     "Hazardous Material" shall mean any substance which as of the date of this
      ------------------
Agreement shall be identified as "hazardous" or "toxic" or otherwise regulated under CERCLA or RCRA or which has been or shall be determined at any time by any agency or court to be a hazardous or toxic substance under Applicable Environmental Law. The term "Hazardous Material" shall also include, without limitation, raw materials, building components, the products of any manufacturing or other activities on the properties, wastes, petroleum, and source, special nuclear or by-product material as defined by the Atomic Energy Act of 1954, 42 U.S.C. (S)(S) 3011 et seq., as amended.
                                   -- ---

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C.
      ----
(S)(S) 6901 et seq.
            -- ---

          2.25 Disclosure. The Company has fully provided the Investors with all
               ----------
the information which Investors have requested for deciding whether to purchase the Shares and all information which the Company believes is reasonably necessary to enable the Investors to make such decision. As of the date hereof, neither this Agreement with the Exhibits hereto nor any other statements or certificates made or delivered in connection herewith, when read as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          2.26 Real Property Holding Corporation.  The Company is not a United
               ---------------------------------
States real property holding corporation within the meaning of the Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

          2.27 Qualified Small Business Stock. The Company represents and
               ------------------------------
warrants to each Investor that, to the best of its knowledge, as of the Closing the Shares should qualify as "Qualified Small Business Stock" as defined in
Section 1202 (c) of the Internal Revenue Code of 1986, as amend ed as of the date hereof.

     3.   Representations and Warranties of the Investors.
          -----------------------------------------------

     Each Investor hereby represents and warrants as of the Closing that:

          3.1  Authorization.  This Agreement constitutes its valid and legally
               -------------
binding obligation, enforceable against such Investor in accordance with its terms.

          3.2  Purchase Entirely for Own Account. This Agreement is made with
               ---------------------------------
such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Shares will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no intention of selling or otherwise distributing the same at the present time. By executing this Agreement, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell or transfer to such person or to any third person, with respect to any of the Shares. Each Investor represents that it has full power and authority to enter into this Agreement.

          3.3  Disclosure of Information. Each Investor represents that it has
               -------------------------
had an opportunity to ask questions and receive answers and to request and receive documents from the Company regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in
Section 2 of this Agreement or the right of each Investor to rely thereon.

          3.4  Investment Experience. Each Investor is an investor in securities
               ---------------------
of companies in the development stage and can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Each Investor also represents it has not been organized solely for the purpose of acquiring the Shares.

          3.5  Preexisting Relationship with Company; Business and Financial
               -------------------------------------------------------------
Experience.  By reason of its business or financial experience or the business
----------
and financial experience of its professional advisors who are unaffiliated with the Company and who are not compensated by the Company, each Investor has the capacity to protect its own interests in connection with the purchase of the Shares and underlying Conversion Stock. Each Investor also represents it has not been organized for the purpose of acquiring the Shares.

          3.6  Restricted Securities.  Each Investor understands that the Shares
               ---------------------
are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, each Investor represents that it is familiar with Rule 144, as presently in effect, promulgated by the Commission under the Act, and understands the resale limitations imposed thereby and by the Act.

          3.7  Lock-Up.  Each Investor agrees, in connection with the Company's
               -------
initial underwritten public offering of the Company's securities, (a) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any of the Shares of the Company held by the Investor pursuant to this Agreement (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for one hundred eighty (180) days from the effective date of such registration and (b) further agrees to execute any agreement reflecting (a) above as may be requested by the underwriters at the time of the public offering, and (c) further agrees that the Company may impose stop transfer instructions with its transfer agent in order to enforce the agreements in (a) and (b) above. Notwithstanding the foregoing, in the event that any stockholder of the Company holding at least an aggregate of five percent (5%) (each, a "5% Stockholder") of the outstanding capital stock of the Company is not subject to any lock-up provisions in connection with the Company's initial underwritten public offering of its stock, then each Investor shall not be bound by the lock-up restrictions of this Section 3.7 to the same extent and on a pro rata basis, and the lock-up agreement described in subparagraph (b) above shall not be enforceable against each Investor who is a party to such agreement. Company shall promptly give each Investor written notice in the event any 5% Stockholder is not subject to any lock-up provisions in connection with the Company's initial underwritten public offering of its stock.

          3.8  Legends. Each Investor understands that the certificates
               -------
evidencing the Shares and the Conversion Stock may bear one or all of the following legends at the discretion of the Company:

          (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

          (b) Any legend required by the laws of the State of California or any other state the securities laws of which apply to the transactions contemplated by this Agreement.

     4.   Corporate Securities Law.  THE SALE OF THE SECURITIES WHICH ARE THE
          ------------------------
SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     5.   Closing Conditions.
          ------------------

          5.1  Conditions of Investor's Obligations at Closing. The obligations
               -----------------------------------------------
of each Investor under of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of the Company contained in Section 2 shall be true on and as of the Closing in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

               (b)  Performance. The Company shall have performed and complied
                    -----------
with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing in all material respects.

               (c)  Compliance Certificate. The President of the Company shall
                    ----------------------
deliver to the Investors at the Closing a certificate on behalf of the Company certifying that the conditions specified in Sections 5.1(a) and (b) have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since the date of this Agreement.

               (d)  Qualifications. Except for notices required to be filed
                    --------------
after the date of the Closing with certain federal and state securities commissions, which notices the Company hereby covenants to file on a timely basis, the Company shall have obtained all approvals of any federal or state governmental authority or regulatory body that are required in connection with the lawful sale and issuance of the Shares.

               (e)  Proceedings and Documents. All corporate and other
                    -------------------------
proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor's special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

               (f)  Second Restated Certificate. The Second Restated Certificate
                    ---------------------------
in the form attached hereto as Exhibit A shall have been filed with the Delaware
                               ---------
Secretary of State.

               (g)  Opinion of Company Counsel. Investors shall have received
                    --------------------------
from Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Beard Winter, counsels for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit D and Exhibit D-1.
                        ---------     -----------

               (h)  Directors. Upon the effectiveness of the Closing, the
                    ---------
Company's Board of Directors shall consist of Leonard McCurdy, Kevin McCurdy, Duncan Fortier, John Moragne, Philip Sanderson and James D. Marver.

          5.2  Conditions of the Company's Obligations at Closing. The
               --------------------------------------------------
obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of each Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

               (b)  Payment of Purchase Price. Each Investor shall have
                    -------------------------
delivered the purchase price specified in Section 1.2 hereof.

     6.   Covenants.
          ---------

          6.1  Directors.  From and upon the Closing, the Company's Board of
               ---------
Directors shall consist of:

               (a) Leonard McCurdy, Kevin McCurdy and Duncan Fortier (constituting three (3) of the four (4) directors entitled to be elected by the Common Stock and Series A Preferred Stock, voting together as a single class, at each annual election of directors (the "Common Directors", including any and all successors thereto)) who shall serve until their successors are duly elected and qualified or until their earlier resignation or removal;

               (b) John Moragne and Philip Sanderson (constituting the two (2) directors entitled to be elected by the Series B Preferred Stock, voting separately as a class, at each annual election of directors), who shall serve until their successors are duly elected and qualified or until their earlier resignation or removal; and

               (c) James D. Marver, (constituting the one (1) director entitled to be elected by the Series C Redeemable Preferred Stock, at each annual election of directors so long as at least one share of Series C Redeemable Preferred Stock remains outstanding) who shall serve until a successor is duly elected and qualified or until earlier resignation or removal (the "Series C Director", including any and all successors thereto).

          6.2  Redemption of Series C Preferred Stock.  Notwithstanding the
               --------------------------------------
provisions of Section 7.1 below, in the event of a redemption of the Series C Preferred Stock, then effective within fifteen (15) days following such redemption and payment of the Redemption Price (as defined in the Second Restated Certificate), or within the time period otherwise expressly provided for below:

               (a) The authorized number of directors of the Company shall be reduced to five (5) in accordance with the terms and provisions of the bylaws of the Company;

               (b) Prior to the redemption of the Series C Preferred Stock, (i) the Investors shall use best efforts to cause the Series C Director to resign, such resignation to be effective no later than fifteen (15) days after the redemption of the Series C Preferred Stock and the payment of the Redemption Price (as defined in the Second Restated Certificate), or (ii) if such resignation has not been delivered to the Company prior to such redemption, immediately prior to such redemption the Investors will remove the Series C Director as a director, such removal to be effective no later than fifteen (15) days after the redemption of the Series C Preferred Stock and the payment of the Redemption Price (as defined in the Second Restated Certificate); and

               (c) To the extent that there are four (4) Common Directors at the time of such redemption, the Company shall use best efforts to cause the director that was appointed to fill the vacancy in the Board of Directors pursuant to the terms and provisions of the Bylaws of the Company, which vacancy existed as the date hereof, to resign as a director of the Company, effective upon the resignation or removal of the Series C Director as provided in Section 6.2(b) above.

          6.3  [Intenitonally Omitted].
                ---------------------

          6.4  Registration Rights. The Company covenants and agrees as follows:
               -------------------

               (a)  Definitions.  For purposes of this Section 6.4:
                    -----------

          In addition to the definition of "Registrable Securities" as set forth in Section 1 of the Investors Rights Agreement, the term "Registrable Securities" also includes the Common Stock issued pursuant to this Agreement.

          The term "Shareholder" means any holder of Registrable Securities, securities convertible into Registrable Securities and any person holding such securities to whom the right under the Investors Rights Agreement has been transferred in accordance with Section 2.13 thereof.

          The term "Registration Rights" means those rights and attendant obligations set forth in Section 2 of the Investors Rights Agreement.

               (b)  Grant of Rights. The Company hereby grants to the
                    ---------------
Shareholders the Registration Rights. A true and complete copy of the Investors Rights Agreement is attached hereto as Exhibit E. The Company represents and
                                       ---------
warrants to the Shareholders that the Company has obtained all consents of necessary parties to the Investors Rights Agreement and of any other persons that are required in order for the shares of Common Stock issued pursuant to this Agreement to be included in the definition of "Registrable Securities" and for each such Shareholder to be included in the definition of "Holder," as such terms are used in the Investors Rights Agreement. Furthermore, the Company represents and warrants to the Shareholders that the Company is not a party to any agreement that conflicts in any manner with the Shareholders' Registration Rights granted hereunder to cause the Company to register Registrable Securities pursuant to the Investors Rights Agreement and this Section 6.4. The intent of this Section 6.4 is to grant the Registration Rights to the Shareholders, and this Section 6.4 is not intended to accord the Shareholders any additional rights under the Investors Rights Agreement.

               (c)  Amendment of Registration Rights. The Company covenants and
                    --------------------------------
agrees that it shall not, without the prior written consent of the Shareholders holding a majority of the outstanding Registrable Securities, amend, modify or restate the Investor Rights Agreement if the rights of the Shareholders would be subordinated, diminished or otherwise adversely affected in a different manner than other "Holders" of "Registrable Securities" (as defined in the Investors Rights Agreement).

     7.   Miscellaneous.
          -------------

          7.1  Survival of Warranties.  Subject to the applicable statute of
               ----------------------
limitations, the warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of the earlier of (i) the redemption of the shares of Series C Redeemable Preferred Stock pursuant to the Second Restated Certificate, or (ii) eighteen (18) months from the date hereof and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

          7.2  Successors and Assigns.  Except as otherwise provided herein, the
               ----------------------
terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares sold hereunder or any Conversion Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3  Governing Law.  This Agreement shall be governed by and construed
               -------------
under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          7.4  Dispute Resolution. The parties agree to negotiate in good faith
               ------------------
to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party shall nominate one senior officer of the rank of Vice President or higher as its representative. These representatives shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings. This procedure shall be a prerequisite before taking any additional action hereunder.

          7.5  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.6  Titles and Subtitles.  The titles and subtitles used in this
               --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.7  Notices. Except as may be otherwise provided herein, all notices,
               -------
requests, waiver and other communications made pursuant to this Agreement shall be in writing and addressed as set forth below and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile; (c) three business days after deposit in the U.S. mail with first class of certified mail receipt requested postage prepaid; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. Notwithstanding the foregoing, all notices and communications to or from addresses outside the United States, shall be given by facsimile and certified in writing sent by overnight or two-day national courier service. All notices, requests, waivers and other communications made pursuant to the Agreement shall be addressed (a) if to an Investor, at such Investor's address set forth on the signature page to this Agreement, or (b) if to the Company, at 124 University Avenue, Palo Alto, California 94301, or at such other address as the Company shall have furnished to the Investors in writing.

          7.8  Finder's Fee. Each party represents that it neither is nor will
               ------------
be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

     The Company agrees to indemnify and hold harmless the Investors from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

          7.9  Expenses.  If the Closing is effected, the Company shall, at the
               --------
Closing, reimburse the reasonable fees and out-of-pocket expenses of Gray Cary Ware & Freidenrich LLP, special counsel for the Investors. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Second Restated Certificate, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          7.10 Amendments and Waivers. Any term of this Agreement may be amended
               ----------------------
and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding a majority of the outstanding Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

          7.11 Severability.  If one or more provisions of this Agreement are
               ------------
determined to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.12 Aggregation of Stock. All shares of the stock held or acquired by
               --------------------
affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          7.13 Attorneys' Fees. In an action or proceeding brought by a party to
               ---------------
this Agreement to enforce any provision of this Agreement or to seek damages for a breach thereof, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorneys' fees).


           [The remainder of this page is left blank intentionally.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              COMPANY:

                              BAMBOO.COM, INC.


                              By:_________________________

                              Name:_______________________

                              Title:______________________





bamboo.com, Inc.
Series C Redeemable Preferred Stock
Purchase Agreement Counterpart, dated June 11, 1999

                    INVESTORS:


                    VANTAGEPOINT VENTURE PARTNERS III, LP
                    BY: VANTAGEPOINT VENTURE ASSOCIATES III, LLC, ITS GENERAL PARTNER


                    By:_____________________________________________
                        James D. Marver, Managing Member


                    VANTAGEPOINT COMMUNICATIONS PARTNERS, LP
                    BY: VANTAGEPOINT  COMMUNICATIONS
                    ASSOCIATES, LLC, ITS GENERAL PARTNER



                    By:_____________________________________________
                        James D. Marver, Managing Member


                    HKL I, LLC


                    By:_____________________________________________
                        Walter G. Kortschak, General Partner



bamboo.com, Inc.
Series C Redeemable Preferred Stock
Purchase Agreement, dated June 11, 1999

                    INVESTORS:

                    GCW&F INVESTMENT PARTNERS
                    BY: GRAY WARE CORPORATION, ITS MANAGING
                    PARTNER

                    By: _______________________________________________________
                        Gregory M. Gallo, President and Chief Financial Officer


                    JASON STROBER



                    ____________________________________





bamboo.com, Inc.
Series C Redeemable Preferred Stock
Purchase Agreement, dated June 11, 1999

                                   EXHIBIT A
                                   ---------

                             Schedule of Investors


--------------------------------------------------------------------------------------------------------------------------------
                                                                         Number of
                                                                         Shares of
                                      Number of Shares of            Series C Redeemable
                                          Common Stock                 Preferred Stock
Name                                       Purchased                     Purchased                    Total Amount Invested ($)
--------------------------------------------------------------------------------------------------------------------------------
VantagePoint Venture
Partners III, LP                             270,742                        667                             $ 6,666,666.67

--------------------------------------------------------------------------------------------------------------------------------
VantagePoint Communications
Partners, LLP                                135,372                        333                             $ 3,333,333.33

-------------------------------------------------------------------------------------------------------------------------------
HKL I, LLC                                    38,581                         95                             $   950,000.00

--------------------------------------------------------------------------------------------------------------------------------
GCW&F Investment Partners                      1,624                          4                             $    40,000.00

--------------------------------------------------------------------------------------------------------------------------------
Jason Strober                                    406                          1                             $    10,000.00

--------------------------------------------------------------------------------------------------------------------------------
          Total:                             446,725                      1,100                             $11,000,000.00

                                   Exhibit B
                                   ---------

           Second Amended and Restated Certificate of Incorporation

                                   Exhibit C
                                   ---------

                            Schedule of Exceptions

                                   Exhibit D
                                   ---------

                       Form of Opinion Letter of Counsel

                     (Wilson, Sonsini, Goodrich & Rosati)

                                  Exhibit D-1
                                  -----------

                       Form of Opinion Letter of Counsel

                                (Beard, Winter)

                                   Exhibit E
                                   ---------

                          Investors Rights Agreement